Exhibit 99.1

January 28, 2021

Kennedy Wilson Prices $1.0 Billion Senior Notes Offering

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Kennedy-Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced the pricing of its offering of $500,000,000 aggregate principal amount of 4.750% senior notes due 2029 (the “2029 notes”) and $500,000,000 aggregate principal amount of 5.000% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”). The notes will be senior, unsecured obligations of Kennedy Wilson and will be guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. Closing of the offering is expected to occur on February 11, 2021.

The notes will accrue interest at a rate of 4.750% (in the case of the 2029 notes) and 5.000% (in the case of the 2031 notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021. The notes will mature on March 1, 2029 (in the case of the 2029 notes) and March 1, 2031 (in the case of the 2031 notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024, Kennedy Wilson may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require Kennedy Wilson to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Kennedy Wilson estimates that the net proceeds from the issuance and sale of the notes will be approximately $987.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. Kennedy Wilson intends to use the net proceeds, together with cash on hand, to repurchase or redeem up to $1 billion aggregate principal amount of its outstanding 5.875% Senior Notes due 2024 (the “2024 notes”) pursuant to its previously announced tender offer or pursuant to the indenture governing the 2024 notes, and to pay related transaction expenses. If the offering of notes is completed and less than $1 billion principal amount of the 2024 notes are duly tendered and purchased in the tender offer, then Kennedy Wilson intends to redeem an aggregate principal amount of 2024 notes that will cause the total principal amount of 2024 notes purchased in the tender offer or redeemed to be at least $1 billion.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on its website at www.sec.gov.

BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers, and BBVA Securities Inc. is acting as co-manager, in connection with the offering. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, together with the accompanying prospectus, may be obtained from BofA Securities, Inc., by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor will there be any sale of the notes, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland.

KW-IR

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering, the tender offer and, if applicable, the redemption of 2024 notes, and the expected amount and intended use of the net proceeds. Forward-looking statements represent Kennedy Wilson’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering, the satisfaction of the conditions to the tender offer and risks relating to Kennedy Wilson’s business, including those described in periodic reports that Kennedy Wilson files from time to time with the SEC. Kennedy Wilson may not consummate the offering, the tender offer or, if applicable, the redemption described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above, including the consummation of the tender offer or the redemption or the amount, if any, and purchase price of 2024 notes repurchased or redeemed. The forward-looking statements included in this press release speak only as of the date of this press release, and Kennedy Wilson does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Source: Kennedy Wilson

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